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                                                            Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders
Day International Group, Inc.

We consent to the use in this Registration Statement of Day International Group, Inc. on Form S-4 of our reports dated February 17, 1998 (March 17, 1998, as to the effects of the issuance of Exchangeable Preferred Stock and Senior Subordinated Notes and the Consent Solicitation Statement described in Notes A and D) and August 17, 1995, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Summary Historical and Pro Forma Financial Information," "Selected Financial Data" and "Experts" in such Prospectus.

Our audits of the consolidated financial statements referred to in our aforementioned reports also included the financial statement schedule of Day International Group, Inc., listed in Item 21(a). These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP

Dayton, Ohio
May 4, 1998